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Contact:	Dennis Sabourin Investor Relations Officer (732) 212-3321

FOR IMMEDIATE RELEASE

WELLMAN, INC. ANNOUNCES FOURTH QUARTER AND FULL YEAR 2003 EARNINGS

Shrewsbury, NJ, February 25, 2004 - Wellman, Inc. (NYSE:WLM) today reported a net loss from continuing operations of $98.1 million for the fourth quarter and $96.7 million for the full year ended December 31, 2003. In 2002, net earnings from continuing operations for the fourth quarter and full year were $3.3 million and $26.4 million, respectively. After giving effect to the accretion and a one-time beneficial conversion charge related to the preferred stock, the net loss attributable to common stockholders for fourth quarter and full year 2003 was $105.2 million, or $3.33 per diluted share, and $106.7 million, or $3.38 per diluted share, respectively. In 2002, after giving effect to discontinued operations and the cumulative effect of an accounting change, fourth quarter net earnings attributed to common stockholders were $3.4 million, or $0.11 per diluted share, and the full year net loss attributable to common stockholders was $194.4 million, or $6.07 per diluted share. See Table I for additional information.

The fourth quarter results include certain costs listed in Table II totaling $147.8 million ($96.0 million after tax), or $3.04 per diluted share, for 2003, and $6.2 million ($4.0 million after tax), or $0.13 per diluted share, for 2002. The full year results include certain costs listed in Table III totaling $158.1 million ($102.7 million after tax), or $3.25 per diluted share, for 2003, and $206.2 million ($203.0 million after tax), or $6.34 per diluted share, for 2002.

Thomas Duff, Chairman and Chief Executive Officer, stated, "NAFTA PET resin market conditions in 2003 were very competitive, particularly in the second half of the year; margins in our PET resin business were at all time lows during the seasonally-weak fourth quarter. These market conditions resulted from the significant mid-year PET resin capacity increases combined with an unexpected drop in demand related to the poor summer weather in the Eastern United States and an associated reduction in customers' inventory levels. Normal fourth quarter seasonal weakness -- related to winter buying patterns of our North American beverage packaging customers, the resulting lower-margin exports, and pricing pressure associated with annual contract negotiations -- was aggravated by the weak market environment. In the first quarter of 2004, we announced and implemented selling price increases in both our PET resins and polyester fibers businesses, but our raw material costs have also increased. As part of our continuing cost reduction program, we reduced controllable costs by $5 million in the fourth quarter of 2003 compared to the prior quarter. Our cost reduction efforts continue in 2004, and we expect to reduce controllable costs by $4 million in the first quarter of 2004 compared to the fourth quarter of 2003. We expect operating results to improve in 2004 and 2005, driven by increased capacity utilization in the North American PET resin industry and the cost reduction programs that we have implemented."

Wellman, Inc. manufactures and markets high-quality polyester products; including PermaClear® and EcoClear® brand PET (polyethylene terephthalate) packaging resins, Fortrel® brand polyester fibers and Wellamid® engineering resins. One of the world's largest PET plastic recyclers, Wellman utilizes a significant amount of recycled raw materials in its manufacturing operations.

Webcast of Conference Call

Wellman, Inc. will conduct a conference call, to review 4Q and 2003 year-end results at 11:00 a.m. EST on Wednesday, February 25, 2004. This call is available in a live Webcast on the Wellman, Inc. web page. To access the Webcast, log onto the Wellman, Inc. website at: http://www.wellmaninc.com, go to the Investor Relations page and follow the prompts. Replay of the Webcast will be available late afternoon February 25, 2004 and will remain on the website for 7 days. The replay can be accessed by following the same procedure, used above, for the live Webcast. Presentation slides for the conference call will be available at 11:00 a.m. Wednesday, February 25, 2004 on the Wellman, Inc. website Investor Relation page under the Webcasts and Conferences section as well as part of the live webcast. During the presentation, certain non-GAAP terms may be used. An explanation of these terms can be found on the Wellman, Inc. website, in the Financial Glossary section of the Investor Relations page. To access the Investor Relations page of our website, follow the same procedure, used above, to access the Webcast.

Forward-Looking Statements

Statements contained in this release that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In addition, words such as "believes," "expects," "anticipates," and similar expressions are intended to identify forward-looking statements. These statements are made as of the date hereof based upon current expectations and we undertake no obligation to update the information contained herein. These forward-looking statements involve certain risks and uncertainties, including but not limited to: demand and competition for PET resins and polyester fiber; the financial condition of our customers; availability and cost of raw materials; availability and cost of petrochemical feedstock necessary for the production process; the impact of a governmental investigation of pricing practices in the polyester staple fiber industry; availability of financing, changes in financial markets, interest rates, credit ratings, and foreign currency exchange rates; tax risks; U.S., European, Asian and global economic conditions; prices and volumes of imports; work stoppages; levels of production capacity and profitable operation of assets; changes in laws and regulations; prices of competing products; natural disasters and acts of terrorism; and maintaining the operations of our existing production facilities. Actual results may differ materially from those expressed herein. Results of operations in any past period should not be considered indicative of results to be expected in future periods. Fluctuations in operating results may result in fluctuations in the price of our common stock. For a more complete description of the prominent risks and uncertainties inherent in our business, see our Form 10-K/A for the year ended December 31, 2002.

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Table II -- Items Included in Fourth Quarter Results
($ in millions, except per share data)	2003			2002
	Pre-Tax Amount	Net Amount	EPS	Pre-Tax Amount	Net Amount	EPS
Impairment of Equipment	$ (135.3)	$ (87.9)	$ (2.79)	$ --	$ --	$ --
Restructuring	$ (8.5)	$ (5.5)	$ (0.17)	$ --	$ --	$ --
Litigation Expenses*	$ (1.8)	$ (1.2)	$ (0.04)	$ (2.2)	$ (1.4)	$ (0.05)
Bad Debt Expense	$ --	$ --	$ --	$ (4.0)	$ (2.6)	$ (0.08)
Refinancing Costs**	$ (2.2)	$ (1.4)	$ (0.04)	$ --	$ --	$ --
Total	$ (147.8) =======	$ (96.0) ======	$ (3.04) ======	$ (6.2) =======	$ (4.0) =====	$ (0.13) ======

Table III -- Items Included in Full Year Results
($ in millions, except per share data)	2003			2002
	Pre-Tax Amount	Net Amount	EPS	Pre-Tax Amount	Net Amount	EPS
Impairment of Equipment	$ (135.3)	$ (87.9)	$ (2.79)	$ --	$ --	$ --
Restructuring	$ (10.2)	$ (6.6)	$ (0.21)	$ --	$ --	$ --
Litigation Expenses*	$ (6.0)	$ (3.9)	$ (0.12)	$ (5.1)	$ (3.3)	$ (0.10)
Bad Debt Expense	$ (3.2)	$ (2.1)	$ (0.07)	$ (4.0)	$ (2.6)	$ (0.08)
Refinancing Costs**	$ (2.2)	$ (1.4)	$ (0.04)	$ --	$ --	$ --
Transaction Related Stock Option Vesting	$ (1.2)	$ (0.8)	$ (0.02)	$ --	$ --	$ --
Change in Accounting Principle, Net	$ --	$ --	$ --	$ (197.1)	$(197.1)	$ (6.16)
Total	$ (158.1) ======	$(102.7) =====	$ (3.25) =====	$ (206.2) ======	$(203.0) =====	$ (6.34) =====

* Legal fees related to the Department of Justice investigation of the polyester staple fiber industry.
**Non-capitalized costs associated with debt & contractual obligations that were refinanced in February 2004.

Table 1
WELLMAN, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (In millions, except per share data)
	(Unaudited) Quarter Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002
Net Sales	$ 273.9	$248.6	$1,109.3	$1,014.0
Cost of Sales	263.4	223.4	1,028.7	898.8
Gross Profit	10.5	25.2	80.6	115.2
Selling, General and Administrative Expenses	20.3	22.1	78.1	73.4
Impairment Charge	135.3	--	135.3	--
Restructuring Charges	8.5	--	10.2	--
Amortization of Deferred Compensation	--	0.1	1.4	0.5
Operating Income**	3.4	4.4	3.4	4.4
Operating Income (Loss)	(150.2)	7.4	(141.0)	45.7
Interest Expense, Net	3.4	2.8	10.1	10.3
Earnings (Loss) From Continuing Operations Before Income Taxes	(153.6)	4.6	(151.1)	35.4
Income Tax Expense (Benefit)	(55.5)	1.3	(54.4)	9.0
Earnings (Loss) From Continuing Operations	(98.1)	3.3	(96.7)	26.4
Earnings (Loss) From Discontinued Operations*	--	0.1	0.2	(36.4)
Income Tax Expense (Benefit) From Discontinued Operations*	--	0.0	0.1	(12.7)
Earnings (Loss) Before Cumulative Effect of Accounting Change	(98.1)	3.4	(95.6)	2.7
Cumulative Effect of Accounting Change, Net of Tax	--	--	--	(197.1)
Net earnings (loss)	$ (98.1) =======	$ 3.4 =======	$ (96.6) =======	$(194.4) ======
Net Earnings (Loss) Attributable to Common Stockholders:
Net Earnings (Loss)	$ (98.1)	$ 3.4	$ (96.6)	$ (194.4)
Accretion of Preferred Stock & Beneficial Conversion Charge	(7.1)	--	(10.1)	--
Net Earnings (Loss) Attributable to Common Stockholders	$ (105.2) =======	$ 3.4 =======	$ (106.7) =======	$ (194.4) ========
Basic Net Earnings (Loss) Per Common Share:
Net Earnings (Loss) Attributable to Common Stockholders From Continuing Operations	$ (3.33)	$ 0.11	$ (3.38)	$ 0.84
Net Loss Attributable to Common Stockholders From Discontinued Operations	--	--	--	(0.75)
Cumulative Effect of Accounting Change	--	--	--	(6.24)
Net Earnings (Loss) Attributable to Common Stockholders	$ (3.33) =======	$ 0.11 =======	$ (3.38) =======	$ (6.15) =======
Diluted Net Earnings (Loss) Per Common Share:
Net Earnings (Loss) Attributable to Common Stockholders From Continuing Operations	$ (3.33)	$ 0.11	$ (3.38)	$ 0.82
Net Loss Attributable to Common Stockholders From Discontinued Operations	--	--	--	(0.73)
Cumulative Effect of Accounting Change	--	--	--	(6.16)
Net Earnings (Loss) Attributable to Common Stockholders	$ (3.33) ======	$ 0.11 =======	$ (3.38) =======	$ (6.07) =======
Average Common Shares -- (Basic)	31.6	31.6	31.6	31.6
Average Common Shares -- (Diluted)	31.6	32.0	31.6	32.0

*In 2002, includes an impairment charge of $19.0 million (net of taxes) to reduce certain long-lived assets to fair value less estimated cost of disposal. **Anti-dumping proceeds from CDO Program

WELLMAN, INC.
SUPPLEMENTAL INFORMATION*

SALES BY GROUP Millions $	4Q03	4Q02	% Chg.	3Q03	% Chg.

Packaging Products Group	$154.0	$130.4	18%	$144.2	7%
Fibers & Recycled Products Group	119.9	118.2	1%	118.5	1%
Total Sales	$273.9	$248.6	10%	$262.7	4%

BALANCE SHEET DATA 12/31/2003		CASH FLOW DATA
Millions $		Millions $	4Q03	FY-2003
Cash	$205.5	Depreciation	$12.1	$47.1
Accounts Receivable	$143.7	Amortization	3.0	7.6
Inventories	$121.1	Total D & A	$15.1	$54.7
Total Debt	$371.0	Cap. Exps.	$ 5.1	$15.5
Stockholder's Equity	$465.6

SEGMENT PROFIT (LOSS)
Millions $	4Q03
PPG	$ (8.4)
FRPG	$(141.8)
Operating Income (Loss)	$(150.2)

CONFERENCE CALL INFO	*Preliminary

Wellman, Inc. will host a conference call to review 4Q and Full Year 2003 results on Wednesday, February 25, 2004 at 11:00 a.m. EST. You are invited to listen to the live Webcast of the conference call by logging onto Wellman, Inc.'s home page
http://www.wellmaninc.com, go to the Investor Relations page, and follow the prompts.

The call and tape contains copyrighted material. It cannot be recorded, rebroadcast or reprinted without Wellman's express permission. Participation implies consent to the taping and above terms.